As filed with the Securities and Exchange Commission on July 27, 2010
Registration No. 333-166825

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NuPathe Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-2218246 (I.R.S. Employer Identification Number)
227 Washington Street, Suite 200
Conshohocken, Pennsylvania 19428
(484) 567-0130
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jane H. Hollingsworth
Chief Executive Officer
NuPathe Inc.
227 Washington Street, Suite 200
Conshohocken, Pennsylvania 19428
(484) 567-0130
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael N. Peterson, Esq. James W. McKenzie, Jr., Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 (215) 963-5000	Suzanne M. Hanlon, Esq. V.P. Administration, General Counsel, Secretary NuPathe Inc. 227 Washington Street, Suite 200 Conshohocken, Pennsylvania 19428 (484) 567-0130	David E. Redlick, Esq. Brian A. Johnson, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, New York 10022 (212) 230-8800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166825) is being filed solely for the purpose of revising Part II, Item 13, and filing updated Exhibits 10.2, 10.4, 10.5 and 10.11 in order to respond to comments received from the Securities and Exchange Commission to the Registrant’s Application for Confidential Treatment. No changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of the common stock being registered, all of which will be paid by us. All amounts shown are estimates except for the Securities Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the listing fee for The NASDAQ Global Market.

Amount Paid
or to be Paid

SEC registration fee	$6,560
FINRA filing fee	9,700
The NASDAQ Global Market listing fee	125,000
Blue sky qualification fees and expenses	15,000
Printing expenses	225,000
Legal fees and expenses	1,333,000
Accounting fees and expenses	650,000
Transfer agent and registrar fees and expenses	1,500
Director and officer liability insurance policy premium	350,000
Financial advisory fee	375,000
Miscellaneous expenses	209,240

Total Expenses	$3,300,000

Item 14.	Indemnification of directors and officers.

Section 102(b)(7) of the DGCL provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	Transaction from which the director derived an improper personal benefit;

•	Act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	Unlawful payment of dividends or redemption of shares; or

•	Breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. If a present or former director or officer has been successful in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of our directors to the fullest extent permitted under the DGCL. Our bylaws, which will become effective upon the closing of this offering, and our Investor Rights Agreement, each provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

In addition to the indemnification provisions provided for in our charter documents, we have entered into separate indemnification agreements with our directors. These indemnification agreements provide, among other things, that we will indemnify our directors for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director in any claim, action or proceeding arising in his or her capacity as a director of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director makes a claim for indemnification.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

We intend to purchase and maintain an insurance policy which covers certain liabilities of our officers and directors arising out of claims based on acts or omissions in their capacities as officers and directors, including liabilities arising under the Securities Act, the Exchange Act or otherwise.

We have entered into an underwriting agreement, which provides for indemnification by the underwriters of us, our officers and directors, for certain liabilities, including liabilities arising under the Securities Act.

Item 15.	Recent sales of unregistered securities.

The following list sets forth information regarding all securities sold by us in the three years preceding the filing of this registration statement:

Preferred Stock Financings

(a) In August 2006, we entered into a Series A Preferred Stock Purchase Agreement pursuant to which we issued and sold an aggregate of 19,610,677 shares of Series A preferred stock in four separate closings from August 2006 through April 2008, at a purchase price of $0.93 per share, for aggregate consideration of $15,000,000 in cash and $2,590,343 in aggregate principal and interest due under convertible promissory notes held by existing investors, which pursuant to the terms of such notes was converted into shares of Series A preferred stock.

(b) In July 2008, we entered into a Series B Preferred Stock Purchase Agreement pursuant to which we issued and sold an aggregate of 33,485,663 shares of Series B preferred stock in three separate closings from

July 2008 through August 2009, at a purchase price of $0.93 per share, for aggregate consideration of $29,184,643 in cash and $1,957,023 in aggregate principal and interest due under convertible promissory notes held by existing investors, which pursuant to the terms of such notes was converted into shares of Series B preferred stock. In addition, 2,688,171 shares of Series A preferred stock that were acquired in a prior financing by certain persons participating in the Series B financing were exchanged for an equal number of shares of Series B preferred stock.

Convertible Note Financings and Warrant Issuances

(c) In July 2009, we received gross proceeds of $1,934,183 from the sale of convertible promissory notes in a private placement to certain of our existing investors. In August 2009, the convertible promissory notes converted into shares of Series B preferred stock pursuant to the terms of such notes. Upon such conversion, warrants to purchase an aggregate of 736,514 shares of Series B preferred stock were issued to the holders of such notes, which, upon the closing of this offering, will become warrants to purchase 91,890 shares of common stock in accordance with their terms.

(d) In April 2010, we received gross proceeds of $10,062,500 from the sale of the convertible promissory notes in a private placement to certain of our existing investors. The convertible promissory notes accrue interest at a rate equal to 8% per year, compounding monthly, and have a maturity date of December 31, 2010, unless converted prior thereto. The convertible promissory notes are automatically convertible into common stock upon the closing of this offering at a conversion price equal to 80% of the price to the public in this offering.

(e) In May 2010, we entered into a $5.0 million secured term loan facility. In connection with such loan we issued the lenders warrants to purchase 255,376 shares of Series B preferred stock at an exercise price of $0.93 per share. Upon the closing of this offering, in accordance with their terms, the warrants will automatically become exercisable for 31,861 shares of common stock at an exercise price of $7.45 per share of common stock.

Stock Option Grants

(f) From May 14, 2007 through June 30, 2010, we granted stock options under our 2005 Equity Compensation Plan to purchase an aggregate of 868,478 shares of common stock with a weighted average exercise price of $1.92 per share, to certain of our employees, consultants and directors. In addition, upon the effective date of the registration statement for this offering, we will grant options to purchase 345,350 shares of common stock at an exercise price equal to the initial public offering price.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described in paragraphs (a) through (e) and to the extent applicable a portion of the stock options described in paragraph (f) granted to executive officers to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options described in paragraph (f), except to the extent described above as exempt pursuant to Section 4(2) of the Securities Act, to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Conshohocken, Commonwealth of Pennsylvania, on the 27th day of July, 2010.

NUPATHE INC.

By:	/s/ Jane H. Hollingsworth Jane H. Hollingsworth Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jane H. Hollingsworth Jane H. Hollingsworth	Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2010
/s/ Keith A. Goldan Keith A. Goldan	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2010
* Wayne P. Yetter	Chairman of the Board	July 27, 2010
* Michael Cola	Director	July 27, 2010
* Jeanne Cunicelli	Director	July 27, 2010
* Michael C. Diem, M.D.	Director	July 27, 2010
* Richard S. Kollender	Director	July 27, 2010
* Gary J. Kurtzman, M.D.	Director	July 27, 2010
* Robert P. Roche, Jr.	Director	July 27, 2010
* Jane H. Hollingsworth, by signing her name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.
By: /s/ Jane H. Hollingsworth Jane H. Hollingsworth Attorney-in-Fact

Exhibit Index

Exhibit
Number		Description of Document

1	.1†	Form of Underwriting Agreement
3	.1†	Third Amended and Restated Certificate of Incorporation of NuPathe Inc., as amended August 20, 2009, April 9, 2010, May 13, 2010 and July 20, 2010
3	.2†	Form of Restated Certificate of Incorporation of NuPathe Inc., to be in effect upon the closing of this offering
3	.3†	Bylaws of NuPathe Inc.
3	.4†	Form of Bylaws of NuPathe Inc., to be in effect upon the closing of this offering
4	.1†	Amended and Restated Investor Rights Agreement, dated as of July 8, 2008, as amended
4	.2†	Preferred Stock Warrant, dated as of March 29, 2007, as amended, issued to Oxford Finance Corp.
4	.3†	Form Warrant to Purchase Shares of Series B Preferred Stock, as amended
4	.4†	Series B Preferred Stock Warrant, dated May 13, 2010, issued to MidCap Funding III, LLC
4	.5†	Series B Preferred Stock Warrant, dated May 13, 2010, issued to Silicon Valley Bank
5	.1†	Opinion of Morgan, Lewis & Bockius LLP
10	.1#†	Patent License Agreement, effective as of July 1, 2006, as amended, between NuPathe Inc. and The Trustees of the University of Pennsylvania
10	.2#	Development and License Agreement, dated September 14, 2007, as amended, between NuPathe Inc. and LTS Lohmann Therapie-Systeme AG
10	.3†	Asset Purchase and License Agreement, dated July 8, 2008, between NuPathe Inc. and Travanti Pharma Inc.
10	.4#	Feasibility Evaluation Agreement, dated March 19, 2007, as amended, between NuPathe Inc. and SurModics Pharmaceuticals, Inc. (f/k/a Brookwood Pharmaceuticals, Inc.)
10	.5#	License Agreement, dated September 23, 2009, between NuPathe Inc. and SurModics Pharmaceuticals, Inc. (f/k/a Brookwood Pharmaceuticals, Inc.)
10	.6†	Secured Subordinated Convertible Note and Warrant Purchase Agreement, dated April 9, 2010, between NuPathe Inc. and the Purchasers named therein
10	.7†	Loan and Security Agreement, effective as of May 13, 2010, by and among MidCap Funding III, LLC, Silicon Valley Bank and NuPathe Inc.
10	.8†	Secured Promissory Note, dated May 13, 2010, made by NuPathe Inc. in favor of MidCap Funding III, LLC
10	.9†	Secured Promissory Note, dated May 13, 2010, made by NuPathe Inc. in favor of Silicon Valley Bank
10	.10†	Office Space Lease, dated January 10, 2008, between NuPathe Inc. and Washington Street Associates II, L.P.
10	.11#	Equipment Funding Agreement, dated June 1, 2010, between NuPathe Inc. and LTS Lohmann Therapie-Systeme AG
10	.12†	Amended and Restated 2005 Equity Compensation Plan, as amended, including forms of Incentive Stock Option Grant, Nonqualified Stock Option Grant and Restricted Stock Grant Agreement thereunder
10	.13†	2010 Omnibus Incentive Compensation Plan, including forms of Incentive Stock Option Grant Agreements, Nonqualified Stock Option Grant Agreements and Restricted Stock Grant Agreement thereunder
10	.14†	2010 Employee Stock Purchase Plan
10	.15†	Employment Agreement between NuPathe Inc. and Jane H. Hollingsworth
10	.16†	Employment Agreement between NuPathe Inc. and Terri B. Sebree
10	.17†	Employment Agreement between NuPathe Inc. and Keith A. Goldan
10	.18†	Employment Agreement between NuPathe Inc. and Gerald W. McLaughlin
10	.19†	Employment Agreement between NuPathe Inc. and Ezra H. Felker
10	.20†	Form of Indemnification Agreement

Exhibit
Number		Description of Document

10	.21†	List of current directors with an Indemnification Agreement in the form provided as Exhibit 10.20
23	.1†	Consent of KPMG LLP, independent registered public accounting firm
23	.2†	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24	.1†	Power of Attorney (included in the signature page to this registration statement)
24	.2†	Power of Attorney for Wayne. P. Yetter
24	.3†	Power of Attorney for Robert P. Roche, Jr.

†	Previously filed.

#	Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission.